October 16, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES CHANGES
TO ITS BOARD OF DIRECTORS

DENVER - DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the General Partner, announced today the departure of Willie Chiang and Sig Cornelius as the ConocoPhillips representatives to its board of directors and the appointment of John E. Lowe and Gregory J. Goff to the board. ConocoPhillips owns 50 percent of the owner of the General Partner, DCP Midstream, LLC. Following these changes, the board members affiliated with the General Partner or its owners will be Tom O’Connor, Mark Borer, Fred Fowler, John Lowe and Greg Goff. The continuing independent directors of the board are Paul Ferguson, Frank McPherson, Tom Morris and Steve Springer.

Mr. Lowe, 49, has been in the energy industry for over 27 years, all with ConocoPhillips. In October 2008, Mr. Lowe was named to his current position as assistant to ConocoPhillips’ chief executive officer where he represents ConocoPhillips in its external relationships and provides assistance on special assignments. Prior to this appointment, Mr. Lowe served as executive vice president of Exploration & Production from 2007 and was executive vice president of Commercial from 2006. Mr. Lowe served as executive vice president Planning, Strategy and Corporate Affairs from 2002 until 2006, and was senior vice president, Corporate Strategy and Development from 2001 to 2002. He was named senior vice president of Planning and Strategic Transactions in 2000, and was vice president of Planning and Strategic Transactions from 1999 to 2000.

Mr. Goff, 52, has been in the energy industry for over 27 years, all with ConocoPhillips.  Mr. Goff is currently senior vice president, Commercial for ConocoPhillips where he is responsible for optimizing the value of the company’s assets through supply and trading of its commodity portfolio.  Mr. Goff served as president, Specialty Businesses and Business Development from 2006 to 2008 and president of ConocoPhillips U.S. Lower 48 and Latin American exploration and production business from 2004 to 2006.  In 2002, Mr. Goff became president of Europe and Asia Pacific downstream activities and from 2000 to 2002 he was chairman and managing director of Conoco Limited, a United Kingdom refining and marketing affiliate.   From 1998 to 2000 Mr. Goff was managing director and chief executive officer of Conoco JET Nordic, in Stockholm, Sweden.

“ConocoPhillips has recently made changes to their executive management team which has caused changes to their representatives on our board of directors. We wish Sig Cornelius and Willie Chiang the best in their new assignments at ConocoPhillips and we want to thank them for their dedicated service and leadership,” said Tom O’Connor, chairman of the board of directors. “We are excited about the return of John Lowe to our board of directors and the addition of Greg Goff. John was a member of our board of directors at the time of the Partnership’s IPO through late last year and brings to the board a thorough understanding of the Partnership and many years of strong leadership experience at ConocoPhillips. Greg has been with ConocoPhillips and its predecessors since 1981 and brings to the board an extensive background in the energy industry with a number of ConocoPhillips affiliates. We welcome John and Greg to our board and look forward to their contributions and leadership.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.